Exhibit 5.1

ATTORNEYS AT LAW
230 park avenue, suite 851
new york, new york 10169
T: 646-627-7326 F: 646.224.9844
WWW.OFSINKLLC.COM

June 12, 2014

Greenpro, Inc.
Board of Directors
9/F., Kam Chung Commercial Building
19-21 Hennessy Road
Wanchai, Hong Kong

Re: Registration Statement on Form S-1 Amendment No. 2

Gentlemen:

We have acted as counsel to Greenpro, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 Amendment No. 2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares of the Company's common stock, $.0001 par value per share, offered by the Company in a direct primary offering (the "Shares").

In our capacity as counsel, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, in connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including, but not limited to, the Articles of Incorporation and any amendments thereto, the Bylaws and any amendments thereto, the Company’s resolutions of the Board of Directors authorizing the issuance of shares and the registration described above, and such other corporate documents and matters as we have deemed necessary to render our opinion.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that the Shares which are being offered by the Company and being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We also hereby consent to the references to our firm under the caption “Interest of Named Experts and Counsel,” and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Nevada without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.

The opinion expressed herein may be relied upon by the Company in connection with the registration of the Shares, as contemplated by, and in conformity with, the Registration Statement. With the exception of the foregoing, the opinion expressed herein may not be relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Ofsink, LLC
Ofsink, LLC